EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES FEBRUARY CASH DISTRIBUTION

Dallas, Texas, February 17, 2017 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.061822 per unit, payable on March 14, 2017, to unitholders of record on February 28, 2017. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	18,000	146,000	$44.33	$3.65
Prior Month Distribution	17,000	156,000	$43.10	$3.67

Excess Costs

XTO Energy has advised the trustee that improved oil prices led to the partial recovery of excess costs on properties underlying the Oklahoma and Texas Working Interest net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Oklahoma and Texas Working Interest net profits interests to be included in this month’s distribution.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:     Nancy Willis

        Vice President

        Southwest Bank, Trustee

        Toll Free – 855-588-7839